As filed with the Securities and Exchange Commission on October 6, 2017

Registration No. 333-216064

Registration No. 333-209647

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-216064

POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-3 REGISTRATION STATEMENT NO. 333-209647

UNDER

THE SECURITIES ACT OF 1933

Atwood Oceanics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Texas	74-1611874
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

15011 Katy Freeway, Suite 800 Houston, Texas	77094
(Address of Principal Executive Offices)	(Zip Code)

c/o Ensco plc

Michael T. McGuinty

Senior Vice President, General Counsel and Secretary
6 Chesterfield Gardens

London, England W1J 5BQ
44 (0) 20 7659 4660

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act              ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by Atwood Oceanics, Inc., a Texas corporation (“Atwood”), with the Securities and Exchange Commission (the “Commission”):

•                  Registration Statement No. 333-216064 on Form S-3, filed with the Commission on February 14, 2017, registering the offer and sale from time to time of an indeterminate number of debt securities, preferred stock and common stock; and

•                  Registration Statement No. 333-209647 on Form S-3, filed with the Commission on February 22, 2016, as amended by Post-Effective Amendment No. 1 filed with the Commission on November 15, 2016, Post-Effective Amendment No. 2 filed with the Commission on November 15, 2016 and Post-Effective Amendment No. 3 filed with the Commission on February 1, 2017, registering an indeterminate number of debt securities, preferred stock, common stock and warrants that may be issued from time to time up to $500,000,000 in aggregate offering price.

Effective October 6, 2017, pursuant to the Agreement and Plan of Merger, dated as of May 29, 2017 (the “Merger Agreement”), by and among Atwood, Ensco plc, a public limited company organized under the laws of England and Wales (“Ensco”), and Echo Merger Sub LLC, a Texas limited liability company (“Merger Sub”), Merger Sub merged with and into Atwood (the “Merger”), with Atwood continuing to survive as a wholly owned subsidiary of Ensco.  Each outstanding share of Atwood common stock, par value $1.00 per share, was converted into the right to receive 1.60 Ensco Class A ordinary shares, nominal value $0.10 per share.

As a result of the Merger, Atwood hereby terminates the effectiveness of the Registration Statements, and in accordance with undertakings made by Atwood in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Atwood hereby removes from registration all of such securities of Atwood registered but unsold under the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on October 6, 2017.

ATWOOD OCEANICS, INC.

By:	/s/ Colleen Grable
Name: Colleen Grable
Title: Vice President and Treasurer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.

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